SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

SCHEDULE 13G
Amendment No. 2


Under the Securities Exchange Act of 1934


BIOSITE DIAGNOSTICS INCORPORATED
(Name of Issuer)


Common Stock, $0.01 Par Value
(Title of Class of Securities)


090945106
(CUSIP Number)




     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

     [    ] Rule 13d-1(b)

     [ X ] Rule 13d-1(c)

     [     ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE, TRUSTEE FOR TRUST
     I.D. ####-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each755,920 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               755,920 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     755,920

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     5.75%

12      Type of Reporting Person
     IN

CUSIP NO. 090945106

1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HENRY L. HILLMAN
     I.D. ####-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each755,920 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               755,920 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     755,920

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     5.75%

12      Type of Reporting Person
     IN

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     ELSIE HILLIARD HILLMAN, Trustee for Trust
     I.D. ####-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each755,920 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               755,920 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     755,920

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     5.75%

12      Type of Reporting Person
     IN

CUSIP NO. 090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
     C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN
     TRUST U/A DATED NOVEMBER 18, 1985           I.D.# 18-2145466

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          455,920
Beneficially
Owned by6Shared Voting Power
Each300,000 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With               455,920

          8Shared Dispositive Power
               300,000 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     755,920

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     5.75%

12      Type of Reporting Person
     OO

CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person
     THE HILLMAN COMPANYI.D.# 25-1011286

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each300,000 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               300,000 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     300,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     2.3%

12      Type of Reporting Person
     CO

CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     WILMINGTON INVESTMENTS, INC.I.D.# 51-0344688
2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Delaware


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each300,000 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               300,000 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     300,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     2.3%

12      Type of Reporting Person
     CO

CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     WILMINGTON SECURITIES, INC.I.D.# 51-0114700

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Delaware


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each300,000 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               300,000 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     300,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     2.3%

12      Type of Reporting Person
     CO

CUSIP NO.  090945106


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     WILMINGTON INTERSTATE CORPORATION       I.D.# 51-0313966

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]
3      SEC Use Only

4     Citizenship of Place of Organization
     Delaware


Number of5Sole Voting Power
Shares          300,000
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               300,000

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     300,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     2.3%

12      Type of Reporting Person
     CO

Item 1(a)Name of Issuer

     Biosite Diagnostics Incorporated

Item 1(b)Address of Issuer's Principal Executive Office:

     11030 Roselle Street, Suite D
     San Diego, California  92121

Item 2(a)Name of Person Filing:

     (i) Wilmington Interstate Corporation, a wholly-owned subsidiary of Wilmington Securities, Inc.

     (ii) Wilmington Securities, Inc., a wholly-owned subsidiary of Wilmington
              Investments, Inc.

     (iii) Wilmington Investments, Inc., a wholly-owned subsidiary of The Hillman Company.

     (iv)   The Hillman Company, a corporation controlled by the HLH Trust.

     (v) Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 (the "HLH Trust").
     (vi)   Elsie Hilliard Hillman

     (vii)  Henry L. Hillman

     (viii) C. G. Grefenstette

Item 2(b)Address of the Principal Business Office:

     The Hillman Company, and the HLH Trust
     1900 Grant Building
     Pittsburgh, Pennsylvania 15219

     Elsie Hilliard Hillman, Henry L. Hillman and C. G. Grefenstette 2000 Grant Building
     Pittsburgh, Pennsylvania 15219

Item 2(c)Citizenship:
     Wilmington Interstate Corporation, Wilmington Securities, Inc. and Wilmington Investments, Inc. are Delaware corporations.

     The Hillman Company is a Pennsylvania corporation.

     The HLH Trust is a Pennsylvania trust.
     C. G. Grefenstette, Henry L. Hillman, and Elsie Hilliard Hillman are
U.S.
citizens.

Item 2(d)Title of Class of Securities:

     Common Stock, $.01 Par Value

Item 2(e)CUSIP Number
     090945106

Item 3Not Applicable

Item 4Ownership:

     (a)Amount Beneficially Owned:

          455,920 shares of Common Stock are owned of record and beneficially by Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985, a Pennsylvania revocable trust (the "HLH Trust").

          300,000 shares of Common Stock are owned of record and beneficially by Wilmington Interstate Corporation. Wilmington Interstate Corporation is a wholly-owned subsidiary of
          Wilmington Securities, Inc. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc.
          Wilmington Investments, Inc. is a wholly-owned subsidiary
          of The Hillman Company, which is controlled by the HLH Trust.
          The Trustees of the HLH Trust share power to vote or to direct the vote
          and share power to dispose or to direct the disposition
          of the shares of stock owned by the HLH Trust
          and Wilmington Interstate Corporation
 .


     (b)Percent of Class
          5.75%

     (c)Number of Shares as to which such person has:

          (i)sole power to vote or direct the vote



          (ii)shared power to vote or to direct the vote



               755,920


             (See Item (4)(a))

          (iii)sole power to dispose or to direct the disposition of




          (iv)shared power to dispose or to direct the disposition of



              755,920


            (See Item (4)(a))

Item 5Ownership of Five Percent or Less of a Class:

     Not Applicable

Item 6Ownership of More than Five Percent on Behalf of Another Person:

     Not Applicable

Item 7Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

     Not Applicable

Item 8Identification and Classification of Members of the Group:

     Not Applicable

Item 9Notice of Dissolution of Group:

     Not Applicable

Item 10Certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the
     control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




(Intentionally Left Blank)
      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         WILMINGTON INTERSTATE CORPORATION

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President


                    WILMINGTON SECURITIES, INC.

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President


                    WILMINGTON INVESTMENTS, INC.

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President

                         THE HILLMAN COMPANY

                              /s/ Lawrence M. Wagner
                    By _________________________________________
                         Lawrence M. Wagner, President

                    HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN
& C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN TRUST U/A DATED NOVEMBER 18, 1985

                              /s/ C. G. Grefenstette
                    _____________________________________________
                         C. G. Grefenstette, Trustee

                              /s/ C. G. Grefenstette
                    ____________________________________________
                    C. G. Grefenstette

                              /s/ Henry L. Hillman
                    ____________________________________________
                    Henry L. Hillman

                              /s/ Elsie Hilliard Hillman
                         ____________________________________________
                    Elsie Hilliard Hillman, Trustee





    February 14, 2000
     Date